UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

__________________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2025 (September 18, 2025)

__________________________

Empery Digital Inc.

(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	001-40867	84-4882689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3121 Eagles Nest Street, Suite 120

Round Rock, TX 78665

(Address of principal executive offices and zip code)

(512) 400-4271

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	EMPD	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This amendment is being filed to clarify that the Company erroneously reported that the Repo Facility (as defined herein) had been executed.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

Agreement to enter into Master Repurchase Agreement

On September 19, 2025, Empery Digital Inc. (the “Company”) entered into an agreement with NYDIG Funding LLC (the “Buyer”) to enter into a Master Repurchase Agreement (the “MRA”) and a related transaction confirmation (such confirmation, together with the MRA, the “Repo Facility”). The Repo Facility is expected to close on or about September 26, 2025 and will provide $50.00 million in exchange for purchased securities in the form of Bitcoin (BTC). The Repo Facility accrues interest at a per annum rate equal to 8.5%. The initial maturity date of the Repo Facility will be August 31, 2026 and prepayment is subject to a termination fee depending on the timing of the prepayment.

The Repo Facility will contain customary representations, warranties, covenants, conditions precedent to funding, financial and other covenants applicable to the Company and events of default. In addition, the Repo Facility will require the Company to post additional purchased securities as margin, which margin requirement may be increased or decreased from time to time. Execution and completion of the Repo Facility remains subject to satisfaction of certain conditions, including customary closing conditions and the Buyer’s funding arrangements. The Buyer has informed the Company that it has taken steps to satisfy such funding requirements.

2

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Empery Digital Inc.
(Registrant)

Date: September 19, 2025	/s/ Greg Endo
Greg Endo Chief Financial Officer

3